Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
Chief Financial Officer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2008
LAFAYETTE, LA — November 10, 2008 — PHI, Inc. (The Nasdaq Global Market: PHII (voting) PHIIK (non-voting)) today reported net earnings of $7.9 million ($0.52 per diluted share) on operating revenues of $135.5 million for the quarter ended September 30, 2008. For the same period of 2007, the Company reported net earnings of $8.6 million ($0.56 per diluted share) on operating revenues of $118.4 million. Pre-tax earnings were $13.2 million for the quarter ended September 30, 2008, compared to $13.8 million for the same period in 2007. The quarter ended September 30, 2008 includes a pretax gain on disposition of assets of $0.2 million, and a pre-tax credit of $1.6 million related to the termination of a manufacturer warranty program for a certain model aircraft. The quarter ended September 30, 2007 includes a pretax gain on disposition of assets of $7.0 million.
          Operating revenues for the three months ended September 30, 2008 were $135.5 million, compared to $118.4 million for the three months ended September 30, 2007, an increase of $17.1 million. Oil and Gas operating revenues increased $9.8 million for the quarter ended September 30, 2008, due to an increase in medium and heavy contracted aircraft and increased flight hours. Operating revenues in the Air Medical segment increased $7.7 million in the current quarter, compared to the same quarter in 2007, due to increased patient transports and rates in the independent provider programs and increased hospital-based activity due to additional contract awards.
          While flight hours and operating revenues increased in both segments for the quarter ended September 30, 2008, compared to the same quarter 2007, flight hours and operating revenue in our Oil and Gas segment were adversely affected by Hurricanes Gustav and Ike. Following the hurricanes, there was increased flight time as customers were inspecting and repairing their facilities offshore, which in part offset the loss of flight hours from the hurricanes. In addition to affecting flight hours, we incurred damage to some facilities as a result of the hurricanes. This damage is covered by insurance other than deductibles, which is not a material amount.
          Net earnings for the nine months ended September 30, 2008 were $20.7 million, or $1.36 per diluted share, compared to $16.5 million for the nine months ended September 30, 2007, or $1.08 per diluted share. Pre-tax earnings were $34.5 million for the nine months ended September 30, 2008, compared to $26.6 million for the same period in 2007. Earnings for the nine months ended September 30, 2008 included a pre-tax gain on disposition of assets, net, of $4.5 million, an aggregate insurance charge of $2.1 million related to accidents in the second quarter discussed in our second quarter Form 10-Q, and a $1.6 million credit due to termination of the warranty program for certain aircraft. Earnings for the nine months ended September 30, 2007 included a pre-tax gain on disposition of assets, net, of $15.6 million.

          Operating revenues for the nine months ended September 30, 2008 were $382.7 million, compared to $333.1 million for the same period in 2007, an increase of $49.6 million. Oil and Gas operating revenues increased $29.5 million, due to an increase in medium and heavy contracted aircraft and increased flight hours. Operating revenues in the Air Medical segment increased $20.1 million due to increased patient transports and increased rates in the independent provider programs, and increased hospital-based activity due to additional contract awards.
          Flight hours for the nine months ended September 30, 2008 were 113,260, compared to 106,627 for the nine months ended September 30, 2007. The increase was primarily due to increased flight hours associated with increased patient transports in the independent provider programs and increased hospital-based activity in the Air Medical segment and increased heavy and medium aircraft flight hours in the Oil and Gas segment.
          Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance (financial or operating) or achievements to differ materially from the results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. These factors include adverse weather, competition, the level of activity in the oil and gas industry (particularly in the Gulf of Mexico) and our ability to continue to grow patient transport volumes. These and other factors are more fully discussed in the Company’s SEC filings under “Risk Factors.”
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The Nasdaq Global Market (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating revenues	$135,460	$118,401	$382,716	$333,129
Gain on disposition of assets, net	249	6,988	4,453	15,596
Other	29	1,119	532	4,263

	135,738	126,508	387,701	352,988

Expenses:
Direct expenses	110,370	101,427	318,353	291,779
Selling, general and administrative expenses	8,368	7,374	23,291	22,306
Interest expense	3,840	3,895	11,528	12,262

	122,578	112,696	353,172	326,347

Earnings before income taxes	13,160	13,812	34,529	26,641
Income taxes	5,263	5,183	13,811	10,180

Net earnings	$7,897	$8,629	$20,718	$16,461

Weighted average shares outstanding:
Basic	15,277	15,288	15,277	15,288
Diluted	15,282	15,306	15,281	15,307

Net earnings per share
Basic	$0.52	$0.56	$1.36	$1.08
Diluted	$0.52	$0.56	$1.36	$1.08
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Summarized financial information concerning the Company’s reportable operating segments for the quarter and nine months ended September 30, 2008 and 2007 is as follows:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Thousands of dollars)		(Thousands of dollars)
Segment operating revenues
Oil and Gas	$86,689	$76,853	$243,352	$213,843
Air Medical	47,534	39,839	133,105	113,036
Technical Services	1,237	1,709	6,259	6,250

Total operating revenues	135,460	118,401	382,716	333,129

Segment direct expenses
Oil and Gas	68,074	65,805	192,157	185,000
Air Medical	41,125	34,579	121,494	102,220
Technical Services	1,171	1,043	4,702	4,559

Total direct expenses	110,370	101,427	318,353	291,779

Segment selling, general and administrative expenses
Oil and Gas	321	406	976	1,196
Air Medical	2,045	1,882	6,237	5,721
Technical Services	15	12	49	37

Total selling, general and administrative expenses	2,381	2,300	7,262	6,954

Total direct and selling, general and administrative expenses	112,751	103,727	325,615	298,733

Net segment profit
Oil and Gas	18,294	10,642	50,219	27,647
Air Medical	4,364	3,378	5,374	5,095
Technical Services	51	654	1,508	1,654

Total	22,709	14,674	57,101	34,396

Other, net	278	8,107	4,985	19,859
Unallocated selling, general and administrative costs	(5,987)	(5,074)	(16,029)	(15,352)
Interest expense	(3,840)	(3,895)	(11,528)	(12,262)

Earnings before income taxes	$13,160	$13,812	$34,529	$26,641

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Operating Statistics
The following tables present certain non-financial operational statistics for the quarter and nine months ended September 30, 2008 and 2007:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Flight hours:
Oil and Gas	29,623	27,893	84,202	82,583
Air Medical	9,860	8,620	28,355	23,636
Technical Services	—	—	703	408

Total	39,483	36,513	113,260	106,627

Air Medical Transports	6,046	5,891	17,468	16,463

	September 30,
	2008	2007
Aircraft operated at period end:
Oil and Gas	152	161
Air Medical	88	72
Technical Services	4	4

Total	244	237

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